EXHIBIT 99.1
FirstCash Reports Record Second Quarter Operating Results;
Pawn Demand Drives 58% Increase in GAAP EPS and 40% Increase in Adjusted EPS;
Declares Quarterly Cash Dividend and Authorizes New $150 Million Share Repurchase Plan
____________________________________________________________

Fort Worth, Texas (July 23, 2026) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,300 retail pawn stores, today announced record revenue and earnings results for the three and six month periods ended June 30, 2026. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.42 per share, which will be paid in August 2026. In addition, the Company has completed its previous $150 million share repurchase plan and the Board of Directors authorized a new $150 million share repurchase plan.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash achieved record second quarter and year-to-date results, with revenue increases of 29% for the quarter and 28% year-to-date, driving exceptional growth in net income, EBITDA and earnings per share. Pawn demand remains extremely robust, with consolidated pawn receivables up 63% in total and 22% on a same-store basis over the prior year. We are again raising consolidated full year pawn revenue guidance given our second quarter results and continuing demand for pawn products and our deep-value retail sales model.

“The Company expects to complete its previously announced acquisition of Ramsdens Holdings plc (“Ramsdens”) by the end of 2026, subject to the approval of Ramsdens’ shareholders, receipt of the required anti-trust and regulatory approvals and satisfaction of other closing conditions. Ramsdens is a leading operator of pawn stores in the U.K. with 174 locations that will expand FirstCash’s geographic footprint in the U.K. to more than 450 locations. We also expect to see additional 2026 store expansion opportunities across each of our major geographic markets through acquisitions and new store openings.

“Additionally, during the second quarter, FirstCash successfully completed a $750 million bond offering and used the proceeds to pay down a significant portion of the revolving credit facility and to provide additional long-term funding capacity for further expansion of pawn operations and shareholder returns,” concluded Mr. Wessel.

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2026	2025	2026	2025
Revenue	$1,074,688	$830,622	$1,074,688	$830,622
Net income	$93,467	$59,805	$110,114	$79,620
Diluted earnings per share	$2.12	$1.34	$2.50	$1.79
EBITDA (non-GAAP measure)	$194,727	$132,753	$201,431	$145,129
Weighted-average diluted shares	44,036	44,552	44,036	44,552

	Six Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2026	2025	2026	2025
Revenue	$2,126,339	$1,667,045	$2,126,339	$1,667,045
Net income	$201,169	$143,396	$229,162	$172,399
Diluted earnings per share	$4.56	$3.21	$5.19	$3.86
EBITDA (non-GAAP measure)	$405,672	$295,714	$412,062	$308,009
Weighted-average diluted shares	44,142	44,670	44,142	44,670

Consolidated Operating Highlights
•Diluted earnings per share for the second quarter increased 58% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 40% compared to the prior-year quarter.
•Year-to-date diluted earnings per share increased 42% over the prior-year period on a GAAP basis and adjusted diluted earnings per share increased 34% compared to the prior-year period.
•Net income for the second quarter totaled $93 million, a 56% increase over the prior-year quarter on a GAAP basis, while adjusted net income increased 38% compared to the prior-year quarter.
•Year-to-date net income totaled $201 million, a 40% increase over the prior-year period on a GAAP basis, while adjusted net income increased 33% compared to the prior-year period.
•Adjusted EBITDA for the second quarter was $201 million, a 39% increase over the prior-year quarter. On a year-to-date basis, adjusted EBITDA increased 34% compared to the prior-year period.
•Consolidated revenue totaled $1.1 billion for the quarter and $2.1 billion year-to-date. Both total revenue and net revenue (gross profit) for the second quarter increased 29% over the prior-year quarter. Year-to-date revenue increased 28% over the prior-year period and net revenue increased 29% compared to the prior-year period.
•Combined revenues from the Company’s pawn segments increased 44% in the second quarter over last year, while the combined pawn segment income increased 59% over the same period. Year-to-date revenues from the Company’s pawn segments increased 42% while pawn segment income increased 59% over the same prior-year period.
•Consolidated assets at June 30, 2026 totaled a record $5.5 billion, including record pawn receivables of $898 million. This compares to assets of $4.5 billion and pawn receivables of $551 million a year ago.
•For the trailing twelve month period ended June 30, 2026, the Company reported:
◦Revenues of $4.1 billion
◦Net income of $388 million on a GAAP basis and adjusted net income of $447 million
◦Adjusted EBITDA of $802 million
◦Operating cash flows of $673 million and adjusted free cash flows (a non-GAAP measure) of $309 million

Growth Platforms
•During the second quarter, the Company added 20 retail pawn locations, including seven acquired stores and one new location in the U.S. and six de novo stores each in Latin America and the U.K. A total of 28 stores have been added year-to-date.
•Over the last twelve months, the Company has added 347 locations and as of June 30, 2026, the Company had 3,343 locations, comprised of 1,212 U.S. locations, 1,836 locations in Latin America and 295 U.K. locations.
•Subsequent to quarter end, the Company completed a one-store acquisition in the U.K. In addition to the Ramsdens transaction, the Company has an active pipeline of acquisition opportunities which could potentially add 35 to 40 additional acquired locations across its global footprint in the second half of 2026.
•Ramsdens acquisition update:
◦On July 16, 2026, the Company agreed to revised offer terms with Ramsdens’ board of directors, increasing the cash price to be received by Ramsdens’ shareholders from 600 pence to 675 pence for each Ramsdens share held plus a permitted dividend of 9 pence per share due to be paid on October 9, 2026. The revised total equity value for the Ramsdens acquisition is approximately £232 million ($308 million USD using GBP/USD exchange rate as of the close of business on June 30, 2026), representing an aggregate increase of approximately £25 million ($34 million USD).
◦Pending approvals by Ramsdens’ shareholders, receipt of the required anti-trust and regulatory approvals and satisfaction of other closing conditions, the Company still expects the transaction to close by the end of 2026.
◦Upon closing, the addition of Ramsdens would add 174 U.K. locations and increase the Company’s store base to be in excess of 3,500 locations.

▪The Company’s real estate portfolio of owned pawn locations now totals 466 properties, of which eight were acquired in the second quarter and 45 were acquired over the past twelve months. These are highly strategic investments which protect valuable store locations and reduce future operating expenses. Most of the owned properties are in the U.S. and now represent 38% of the total U.S. store base.
▪AFF had approximately 16,700 active retail and e-commerce point-of-sale merchant partner locations at June 30, 2026, representing a 9% increase compared to a year ago.

U.S. Pawn Segment Operating Results
•Total segment revenue increased 22% in the second quarter and 19% year-to-date, reflecting especially strong same-store revenue growth coupled with contributions from the 2025 acquisitions.
•Segment pre-tax operating income increased 31% compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to a record 26% for the second quarter of 2026 compared to 24% in the prior-year quarter. Year-to-date segment pre-tax operating income increased 28% compared to the prior-year period.
•Pawn receivables increased 20% in total at June 30, 2026 compared to last year. Same-store pawn receivables increased 19% and are up 32% on a two-year stacked basis. This represented the twelfth consecutive quarter of double-digit same-store receivables growth.
•Pawn loan fees increased 15% in the second quarter while retail merchandise sales increased 10%, both compared to the prior-year quarter. On a same-store basis, pawn fees increased 14% and retail sales increased 8%.
•Retail sales margins were 43% for the second quarter of 2026, which equaled the second quarter of 2025. Inventories aged greater than one year at June 30, 2026 remained low at 1.5% of total inventories, which excludes aged inventories from certain recently acquired stores, improving from 1.9% at June 30, 2025.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant or local currency basis, a non-GAAP financial measure defined at the end of this release. The average U.S. dollar to Mexican peso exchange rate for the second quarter of 2026 was 17.4 dollar / peso, a favorable change of 11% versus the comparable prior-year period, and for the six month period ended June 30, 2026 was 17.5 dollar / peso, a favorable change of 13% versus the prior-year period.
•Total segment revenue in the second quarter of 2026 increased 42% on a U.S. dollar basis and 29% on a constant currency basis compared to the prior-year quarter. Year-to-date, segment revenue increased 41% on a U.S. dollar basis compared to the prior-year period and increased 26% on a local currency basis.
•Second quarter segment pre-tax operating income increased 42% on a U.S. dollar basis compared to last year and increased 36% on a local currency basis. Year-to-date, segment pre-tax operating income increased 51% on a U.S. dollar basis compared to the prior-year period and increased 42% on a local currency basis.
•Pawn receivables, both in total and on a same-store basis, as of June 30, 2026, increased 32% on a U.S. dollar basis while increasing 22% on a constant currency basis compared to the prior year. Two-year stacked same-store receivable growth increased 42% in total and 35% on a currency adjusted basis.
•Total and same-store pawn loan fees in the second quarter both increased 33% on a U.S. dollar basis and 19% on a constant currency basis compared to the prior-year quarter.
•Total and same-store retail merchandise sales in the second quarter increased 28% on a U.S. dollar basis compared to the prior-year quarter. On a constant currency basis, both total and same-store retail merchandise sales increased 15% in the second quarter compared to the prior-year quarter.
•Retail margins were 35% in the second quarter of 2026 versus 36% in the second quarter of 2025. Inventories aged greater than one year at June 30, 2026 remained extremely low, improving to 1.2% compared to 1.5% at June 30, 2025.

U.K. Pawn Segment Operating Results
•Total revenues in the second quarter were $95 million, with strong growth over the prior-year quarter (pre-acquisition) in both pawn fees and merchandise sales.
•Segment pre-tax operating income for the second quarter of 2026 was $34 million, resulting in a segment pre-tax operating margin of 35%. Year-to-date segment pre-tax operating income was $73 million, resulting in a segment pre-tax operating margin of 37%.
•Pawn receivables at June 30, 2026 totaled $217 million, an increase of 22% on a U.S. dollar basis. On a local currency basis, both total and same-store pawn receivables increased 26% compared to a year ago (pre-acquisition).

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•Second quarter segment pre-tax operating income totaled $29 million. This represented a sequential increase over the first quarter of 2026 but an expected decrease compared to the second quarter of 2025, due primarily to loss of earnings from previously reported merchant partner bankruptcies. Year-to-date segment pre-tax operating income totaled $55 million.
•Gross transaction volume of lease and loan originations during the second quarter decreased 14% compared to the prior-year quarter, due primarily to continued weakness in the furniture industry coupled with an increased strategic focus on merchant quality. For the year-to-date period, overall gross transaction volume decreased 6% over the prior-year period.
•Net revenues in the second quarter decreased 15% compared to the prior-year quarter, representing a sequential improvement over the first quarter, while year-to-date decreased 26% compared to the prior-year period.
•The second quarter combined average monthly net charge-off rate for lease and finance products was 5.2%, which represented sequential improvement compared to 5.6% in the first quarter, and was consistent with the prior-year quarter.

Cash Flow and Liquidity
•Consolidated operating cash flows for the twelve month period ended June 30, 2026 totaled $673 million, an increase of 21% compared to the same prior-year period, driven by significant contributions from each of the Company’s four business segments.
•Adjusted free cash flows, which includes net fundings/repayments of pawn loans and finance receivables, increased 16% to $309 million in the twelve month period ended June 30, 2026 compared to the same prior-year period.
•The operating cash flows helped fund significant growth in earning assets, continued investments in the pawn store platform, real estate and shareholder returns over the past twelve months:
◦A total of 313 pawn stores were acquired for a combined purchase price of $453 million.
◦Excluding earning assets obtained through acquisitions over the past twelve months, pawn earning assets (pawn receivables and inventories) increased $282 million compared to last year.
◦34 de novo pawn stores were opened with a combined investment of approximately $15 million in fixed assets and working capital.
◦Strategic real estate purchases totaled $74 million as the Company purchased the underlying real estate at 45 of its existing pawn stores, bringing the number of Company-owned properties to 466 locations or 38% of its U.S. store base.
◦Shareholder returns comprised of stock repurchases and cash dividends totaled $256 million.
•In May 2026, the Company successfully completed an offering of $750 million of 6.125% senior unsecured notes due in 2034. The Company used the proceeds to reduce the outstanding balance on the Company’s higher-rate, U.S. revolving credit facility and to repay in full and terminate other revolving credit facilities and secured term loans which were assumed as part of the H&T acquisition in 2025.
•Based on trailing twelve month actual results, the Company’s net debt to adjusted EBITDA ratio was 2.7x at June 30, 2026. Including the estimated pro forma EBITDA contributions from acquisitions and other lender permitted adjustments over the past twelve months, the ratio of net debt to adjusted EBITDA at June 30, 2026 was 2.6x, which is an improvement versus the same ratio nine months ago (post the acquisition of H&T) of 2.9x.

Shareholder Returns
•The Board of Directors declared a $0.42 per share third quarter cash dividend, which will be paid on August 28, 2026 to stockholders of record as of August 14, 2026. This represents an annualized dividend of $1.68 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•Through the date of this release, the Company repurchased 725,000 shares of common stock in 2026 at an average price of $206.73 per share for a total cost of $150 million. This completes, in less than nine months, the $150 million stock repurchase program authorized in October 2025.
•On July 22, 2026, the Board of Directors approved a new share repurchase authorization of up to $150 million, effective immediately. Future share repurchases are subject to expected liquidity, acquisition and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•Over the past twelve months, the Company has repurchased 1,005,000 shares of common stock at an average price of $180.96 per share for a total cost of $182 million and paid out $74 million in cash dividends, representing a payout ratio of approximately 66% of net income over the same period.
•The Company generated a 17% return on equity and an 8% return on assets for the twelve months ended June 30, 2026. Using adjusted net income for the twelve months ended June 30, 2026, the adjusted return on equity was 20% while the adjusted return on assets was 9%.

2026 Outlook
The outlook for the remainder of 2026 continues to be highly positive as the Company is again raising its overall expectations for year-over-year growth in consolidated pawn segment revenue. While the acquisition of Ramsdens and other prospective and in-process acquisitions are anticipated to close by the end of 2026, the estimates provided below do not include revenue and earnings contributions from such potential acquisitions.
Pawn Operations:
Pawn operations remain the primary earnings driver as the Company expects the combined U.S., Latin America and U.K. pawn segments to be over 90% of total net revenue and segment level pre-tax income for 2026.
U.S. Pawn
•Pawn fees in the first half of 2026 were up 14% compared to a year ago. The Company continues to see strong results in July and expects mid-teen or better growth in pawn fees in second half and full year 2026.
•The Company expects retail merchandise sales to grow in a range of 10% to 15% in 2026 and will continue to target retail margins in a range of 42% to 43%. Additionally, the Company continues to anticipate increased gross profit from scrap jewelry sales.
•Store operating expenses are projected to grow at a mid-to-high single-digit range in 2026, primarily due to increased variable compensation expense and the significant 2025 store additions.
Latin America Pawn
•Pawn fees in the first half of 2026 were up 21% on a constant currency basis and 37% on a U.S. dollar basis due to a 13% favorable change in the peso exchange rate compared to the same period last year. The Company expects approximately 20% growth in pawn fees on a U.S. dollar basis in the second half of 2026, assuming an exchange rate equal to the first half of 2026.
•The Company expects second half retail merchandise sales to grow in a mid 20% range on a U.S. dollar basis, assuming an exchange rate equal to the first half of 2026, with consistent retail margins of approximately 35%. Similar to the U.S., Latin America expects a year-over-year increase in gross profit from scrap jewelry sales.
•Combined with increased store counts and increased variable compensation expense, operating expenses are expected to grow at a rate in the mid-teens on a U.S. dollar basis.
U.K. Pawn
•Based on first half of 2026 performance and increased full year revenue projections, 2026 segment income (before administrative expenses, interest expense and taxes) is now expected to be in a range of $135 million to $140 million assuming the current GBP exchange rate.

Retail POS Payment Solutions (AFF) Operations:
•Given continued softness in furniture and other large-ticket retail sales, gross transaction volumes for lease and loan originations for 2026 are now forecast to be down approximately 10% compared to 2025.
•Net revenue (after depreciation of leased merchandise and lease and loan loss provisioning) is expected to decrease in a range of 20% to 25% for the full year. The decrease is primarily due to the decrease in net revenue from the American Freight and Conn’s portfolios as a result of their bankruptcies at the end of 2024 and the expected decline in 2026 originations.

Other Expenses, Tax Rates and Currency:
•Corporate administrative expenses for the remainder of 2026 are expected to remain at a run rate which is similar to the first and second quarters of 2026, while interest expense is expected to increase for full year 2026 in a range of 15% to 20% over 2025 assuming current interest rates.
•The full year 2026 consolidated effective income tax rate is expected to range from 26% to 27% of net income.
•Each full point change in the exchange rate of the Mexican peso is projected to have an annual earnings impact of approximately $0.10 to $0.12 per share. A comparable percentage rate change in the exchange rate for the British pound sterling would have an annual earnings impact of approximately $0.07 to $0.09 per share.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s exceptionally strong operating performance and its outlook for the remainder of 2026, “We are extremely excited to share outstanding second quarter results which clearly reflect continued consumer demand for our core pawn products and services coupled with outstanding execution on the part of our front-line associates, store operators and support teams. The record level of pawn receivables coupled with solid inventory positions at quarter end position us well for further revenue growth in the second half of the year from both pawn fees and merchandise sales.

“The strength of our pawn business is notable in its consistency and breadth across each of our pawn segments, both domestically and internationally. Every market continues to see record levels of customer transaction volumes and increased transaction amounts. In addition, the discipline in our lending practices and retail strategies continue to be reflected in optimized inventory positioning with strong turns, low levels of aged inventories and industry leading retail margins.

“From a store growth perspective, the second quarter saw continued global expansion in all pawn segments with the addition of 20 locations through a combination of store openings and acquisitions. We added 13 de novo locations spread across each of our pawn segments. The seven acquired U.S. locations were all in targeted and attractive U.S. growth markets including the states of Alabama, Georgia, Tennessee and Oklahoma. I am especially pleased to report that over the last twelve months, we have now added a total of almost 350 locations in four different countries.

“Our experienced operations and support teams have demonstrated capabilities and the necessary resources for successfully integrating the significant volume of acquired stores. As an example, we completed, in June, the integration of the acquired H&T store platform, representing almost 300 locations, into our proprietary FirstPawn POS system which was accomplished in less than nine months and well ahead of the original schedule. We believe this POS integration and future consolidation of other back office platforms will improve customer service, facilitate product enhancements and generate additional operating synergies for H&T.

“Equally as exciting is the especially large pipeline of pawn acquisitions anticipated for the second half of 2026. The opportunity to add the established Ramsdens brand represents a highly complementary strategic fit as one of the U.K.’s leading pawnbrokers. Operating with a network of 174 stores, Ramsdens will expand our geographic footprint, especially in the more northern regions of U.K., further providing additional scale, operating efficiencies and long-term growth opportunities. In addition, we have a number of other smaller acquisitions in process across multiple geographies which could add 35 to 40 additional locations between now and year end. These expected transactions continue to reinforce both the near and long-term opportunities for FirstCash’s continued growth of its store base, revenues and earnings.

“Our balance sheet and cash flows remain incredibly strong, as demonstrated by the successful $750 million bond offering completed in the second quarter which allowed us to pay down a significant portion of our U.S. credit facility and to pay off all of the assumed, higher-rate H&T debt. The bond issuance provides greater financial flexibility going forward for continued acquisitions, new store growth, real estate purchases and future shareholder returns. Furthermore, we continue to maintain the leverage ratio within our normal targeted range of 2.0x to 3.0x adjusted EBITDA.

“We are also pleased to report that during the second quarter, FirstCash repurchased $77 million of its common stock, bringing our year-to-date buybacks to $127 million at an average cost of $204.77. Subsequent to quarter end in early July 2026, we fully completed the $150 million share buyback authorization, and the Board of Directors has now authorized an additional $150 million for further potential share repurchases.

“A final highlight of the quarter was the shareholder approval of the reincorporation of FirstCash to become a Texas-domiciled company. The conversion from a Delaware to a Texas corporation was completed on June 18 and now aligns our corporate domicile with the state where we are headquartered and have the largest number of U.S. locations and employees.

“In summary, we are very excited about the ongoing strength of our business model and the potential for further long-term growth and shareholder value creation,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash operates more than 3,300 pawn stores in the U.S., Latin America and the U.K. Most of the stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn operations account for approximately 90% of net revenue, with the remainder provided by its wholly owned subsidiary, AFF, a leading provider of customer payment solutions at the point-of-sale for retailers of consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com, http://www.americanfirstfinance.com and http://www.handt.co.uk.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2026 and the Company’s previously announced Ramsdens acquisition. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates, including uncertainty involving the present regulatory environment in the jurisdictions in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; risks related to the Ramsdens acquisition, in particular, the ability to obtain the necessary shareholder, anti-trust and regulatory approvals, and to satisfy the other closing conditions in the expected timeframe, if at all, and the ability to achieve the anticipated benefits from the acquisition of

Ramsdens on the anticipated timeline, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States, Latin America and the United Kingdom, including as a result of geopolitical conflicts, inflation, elevated interest rates, increased energy costs and trade policy, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso and British pound sterling; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; risks related to the Company’s ability to prevent cyber attacks, other cybersecurity incidents, security breaches or other disruptions to its information technology systems; risks related to the Company’s ability to develop, operate and adapt its information technology infrastructure suitable for the nature of its business and to successfully transition acquired businesses to its information technology platform; contraction in sales activity or store closures at merchant partners of the Company’s retail point-of-sale (“POS”) payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part I, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue:
Retail merchandise sales	$471,263	$385,125	$936,097	$756,181
Pawn loan fees	258,441	190,822	525,139	382,693
Leased merchandise income	115,499	139,784	245,686	296,702
Interest and fees on retail finance products	73,962	76,075	148,297	149,488
Wholesale scrap jewelry sales	152,132	38,816	264,613	81,981
Other revenue	3,391	—	6,507	—
Total revenue	1,074,688	830,622	2,126,339	1,667,045

Cost of revenue:
Cost of retail merchandise sold	285,619	230,326	563,668	454,450
Depreciation of leased merchandise	71,650	78,272	152,709	167,091
Provision for lease losses	24,439	32,543	54,183	60,105
Provision for loan losses	39,930	41,761	82,774	78,121
Cost of wholesale scrap jewelry sold	119,069	34,904	195,796	70,259
Other cost of revenue	312	—	1,158	—
Total cost of revenue	541,019	417,806	1,050,288	830,026

Net revenue	533,669	412,816	1,076,051	837,019

Expenses and other income:
Operating expenses	267,738	222,493	537,167	437,079
Administrative expenses	66,825	59,263	132,603	107,786
Depreciation and amortization	32,440	25,864	63,956	51,366
Interest expense	35,702	26,337	70,230	53,808
Interest income	(417)	(527)	(644)	(1,756)
Loss (gain) on foreign exchange	1,738	(1,271)	636	(1,285)
Merger and acquisition expenses	6,358	2,777	7,223	3,239
Other income, net	(3,717)	(3,199)	(7,250)	(5,514)
Total expenses and other income	406,667	331,737	803,921	644,723

Income before income taxes	127,002	81,079	272,130	192,296

Provision for income taxes	33,535	21,274	70,961	48,900

Net income	$93,467	$59,805	$201,169	$143,396

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2026	2025	2025
ASSETS
Cash and cash equivalents	$172,298	$101,467	$125,197
Accounts receivable, net	120,884	76,062	115,854
Pawn loans	897,555	550,718	831,497
Finance receivables, net	131,002	154,518	150,274
Inventories	570,493	355,733	487,232
Leased merchandise, net	84,569	100,689	114,283
Prepaid expenses and other current assets	41,911	35,667	32,131
Total current assets	2,018,712	1,374,854	1,856,468

Property and equipment, net	855,034	750,862	808,050
Operating lease right of use asset	363,132	342,859	365,621
Goodwill	2,030,563	1,826,184	2,023,426
Intangible assets, net	200,247	204,643	231,140
Other assets	9,639	9,805	9,796
Deferred tax assets, net	8,246	5,042	6,262
Total assets	$5,485,573	$4,514,249	$5,300,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$208,170	$145,035	$212,615
Customer deposits and prepayments	93,437	80,848	83,908
Lease liability, current	111,512	100,845	111,291
Total current liabilities	413,119	326,728	407,814

Revolving unsecured credit facility	69,000	152,000	559,000
Other long-term debt	2,277,039	1,532,865	1,649,434
Deferred tax liabilities, net	159,158	125,290	158,819
Lease liability, non-current	245,465	237,198	248,934
Total liabilities	3,163,781	2,374,081	3,024,001

Stockholders’ equity:
Common stock	575	575	575
Additional paid-in capital	1,761,131	1,760,179	1,771,379
Retained earnings	1,834,886	1,520,677	1,670,583
Accumulated other comprehensive loss	(55,746)	(96,267)	(64,835)
Common stock held in treasury, at cost	(1,219,054)	(1,044,996)	(1,100,940)
Total stockholders’ equity	2,321,792	2,140,168	2,276,762
Total liabilities and stockholders’ equity	$5,485,573	$4,514,249	$5,300,763

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

The Company organizes its operations into four reportable segments as follows:

•United States pawn (“U.S. pawn”)
•Latin America pawn (“LatAm pawn”)
•United Kingdom pawn (“U.K. pawn”)
•Retail POS payment solutions (American First Finance or “AFF”)

Operating expenses of the three pawn segments include salary and benefit expenses of store-level employees, occupancy costs, bank and other treasury fees, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Operating expenses of the AFF segment include salary and benefit expenses of operations-focused departments, payment processing charges, data analytics and decisioning costs, information technology costs, advertising costs and other operational costs incurred by AFF.

Corporate expenses and income, which include administrative expenses, corporate depreciation and amortization, interest expense, interest income, loss (gain) on foreign exchange, merger and acquisition expenses, and other income, net, are presented on a consolidated basis and are not allocated between the segments. Intersegment transactions related to AFF’s LTO payment solution product offered in U.S. pawn stores are eliminated from consolidated totals.

The Company completed the acquisition of H&T, the leading pawn operator in the United Kingdom, on August 14, 2025, the date which the balance sheet and operating results of H&T were included in the Company’s consolidated financial results.

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Three Months Ended June 30, 2026
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$275,676	$174,316	$21,467	$—	$(196)	$471,263
Pawn loan fees	150,062	79,572	28,807	—	—	258,441
Leased merchandise income	—	—	—	115,499	—	115,499
Interest and fees on retail finance products	—	—	—	73,962	—	73,962
Wholesale scrap jewelry sales	72,334	38,154	41,644	—	—	152,132
Other revenue	—	—	3,391	—	—	3,391
Total revenue	498,072	292,042	95,309	189,461	(196)	1,074,688
Cost of revenue:
Cost of retail merchandise sold	156,453	113,763	15,507	—	(104)	285,619
Depreciation of leased merchandise	—	—	—	71,701	(51)	71,650
Provision for lease losses	—	—	—	24,516	(77)	24,439
Provision for loan losses	—	—	—	39,930	—	39,930
Cost of wholesale scrap jewelry sold	60,962	32,947	25,160	—	—	119,069
Other cost of revenue	—	—	312	—	—	312
Total cost of revenue	217,415	146,710	40,979	136,147	(232)	541,019
Net revenue	280,657	145,332	54,330	53,314	36	533,669
Segment expenses:
Operating expenses	142,367	82,181	19,344	23,846	—	267,738
Depreciation	9,074	5,002	1,349	730	—	16,155
Total segment expenses	151,441	87,183	20,693	24,576	—	283,893
Segment pre-tax operating income	$129,216	$58,149	$33,637	$28,738	$36	$249,776

	Three Months Ended June 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$249,918	$135,956	$—	$—	$(749)	$385,125
Pawn loan fees	130,948	59,874	—	—	—	190,822
Leased merchandise income	—	—	—	139,784	—	139,784
Interest and fees on retail finance products	—	—	—	76,075	—	76,075
Wholesale scrap jewelry sales	28,740	10,076	—	—	—	38,816
Total revenue	409,606	205,906	—	215,859	(749)	830,622
Cost of revenue:
Cost of retail merchandise sold	143,149	87,579	—	—	(402)	230,326
Depreciation of leased merchandise	—	—	—	78,529	(257)	78,272
Provision for lease losses	—	—	—	32,667	(124)	32,543
Provision for loan losses	—	—	—	41,761	—	41,761
Cost of wholesale scrap jewelry sold	26,265	8,639	—	—	—	34,904
Total cost of revenue	169,414	96,218	—	152,957	(783)	417,806
Net revenue	240,192	109,688	—	62,902	34	412,816
Segment expenses:
Operating expenses	133,815	64,414	—	24,264	—	222,493
Depreciation	8,091	4,294	—	699	—	13,084
Total segment expenses	141,906	68,708	—	24,963	—	235,577
Segment pre-tax operating income	$98,286	$40,980	$—	$37,939	$34	$177,239

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Six Months Ended June 30, 2026
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$559,505	$334,157	$43,312	$—	$(877)	$936,097
Pawn loan fees	307,870	156,218	61,051	—	—	525,139
Leased merchandise income	—	—	—	245,686	—	245,686
Interest and fees on retail finance products	—	—	—	148,297	—	148,297
Wholesale scrap jewelry sales	119,703	58,786	86,124	—	—	264,613
Other revenue	—	—	6,507	—	—	6,507
Total revenue	987,078	549,161	196,994	393,983	(877)	2,126,339
Cost of revenue:
Cost of retail merchandise sold	315,409	217,829	30,886	—	(456)	563,668
Depreciation of leased merchandise	—	—	—	153,053	(344)	152,709
Provision for lease losses	—	—	—	54,447	(264)	54,183
Provision for loan losses	—	—	—	82,774	—	82,774
Cost of wholesale scrap jewelry sold	97,059	49,807	48,930	—	—	195,796
Other cost of revenue	—	—	1,158	—	—	1,158
Total cost of revenue	412,468	267,636	80,974	290,274	(1,064)	1,050,288
Net revenue	574,610	281,525	116,020	103,709	187	1,076,051
Segment expenses:
Operating expenses	286,224	162,908	40,433	47,602	—	537,167
Depreciation	17,770	9,587	2,796	1,450	—	31,603
Total segment expenses	303,994	172,495	43,229	49,052	—	568,770
Segment pre-tax operating income	$270,616	$109,030	$72,791	$54,657	$187	$507,281

	Six Months Ended June 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$501,143	$256,488	$—	$—	$(1,450)	$756,181
Pawn loan fees	268,896	113,797	—	—	—	382,693
Leased merchandise income	—	—	—	296,702	—	296,702
Interest and fees on retail finance products	—	—	—	149,488	—	149,488
Wholesale scrap jewelry sales	62,232	19,749	—	—	—	81,981
Total revenue	832,271	390,034	—	446,190	(1,450)	1,667,045
Cost of revenue:
Cost of retail merchandise sold	288,907	166,318	—	—	(775)	454,450
Depreciation of leased merchandise	—	—	—	167,672	(581)	167,091
Provision for lease losses	—	—	—	60,271	(166)	60,105
Provision for loan losses	—	—	—	78,121	—	78,121
Cost of wholesale scrap jewelry sold	53,489	16,770	—	—	—	70,259
Total cost of revenue	342,396	183,088	—	306,064	(1,522)	830,026
Net revenue	489,875	206,946	—	140,126	72	837,019
Segment expenses:
Operating expenses	262,766	125,831	—	48,482	—	437,079
Depreciation	15,691	8,730	—	1,404	—	25,825
Total segment expenses	278,457	134,561	—	49,886	—	462,904
Segment pre-tax operating income	$211,418	$72,385	$—	$90,240	$72	$374,115

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Pawn Operating Metrics
(dollars in thousands, except as otherwise noted)

	As of June 30, 2026
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$481,850	$198,347	$217,358	$897,555
Inventories	324,120	161,013	85,360	570,493
	$805,970	$359,360	$302,718	$1,468,048

Average outstanding pawn loan amount (in ones)	$322	$104	$877	$245

Composition of pawn collateral:
Jewelry	74%	51%	99%	75%
General merchandise	26%	49%	1%	25%
	100%	100%	100%	100%

Composition of inventories:
Jewelry	65%	54%	98%	66%
General merchandise	35%	46%	2%	34%
	100%	100%	100%	100%

Percentage of inventory aged greater than one year	1.5%	1.2%	13.7%	3.3%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	3.8 times	2.2 times	3.0 times

	As of June 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$400,143	$150,575	$—	$550,718
Inventories	252,885	102,848	—	355,733
	$653,028	$253,423	$—	$906,451

Average outstanding pawn loan amount (in ones)	$286	$96	$—	$185

Composition of pawn collateral:
Jewelry	72%	43%	—%	64%
General merchandise	28%	57%	—%	36%
	100%	100%	—%	100%

Composition of inventories:
Jewelry	61%	41%	—%	55%
General merchandise	39%	59%	—%	45%
	100%	100%	—%	100%

Percentage of inventory aged greater than one year	1.9%	1.5%	—%	1.8%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	4.1 times	—	3.1 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Retail POS Payment Operating Metrics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Gross transaction volume:
Leased merchandise	$85,977	$110,516	$182,679	$204,822
Finance receivables (1)	137,680	149,943	283,157	291,205
Total gross transaction volume	$223,657	$260,459	$465,836	$496,027

(1)    During the third quarter of 2025, AFF began assisting certain customers in applying for a direct-to-consumer unsecured installment loan that is underwritten and fully retained by AFF’s bank partner (“OBS Loans”). OBS Loans are not reflected on the Company’s balance sheet as a finance receivable. For the three and six months ended June 30, 2026, gross transaction volume includes $13.2 million and $27.7 million, respectively, of OBS Loans originated by AFF’s bank partner through the assistance of AFF.

	As of June 30,
Earning assets:	2026	2025
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$141,691	$170,824
Less allowance for lease losses	(57,112)	(69,972)
Leased merchandise, net	$84,579	$100,852

Finance receivables, net:
Finance receivables, before allowance for loan losses (1)	$236,008	$277,392
Less allowance for loan losses	(105,006)	(122,874)
Finance receivables, net	$131,002	$154,518

(1)Does not include $35.2 million of outstanding OBS Loans held by AFF’s bank partner as of June 30, 2026. Combined finance receivables, before allowance for loan losses, and OBS Loans totaled $271.2 million as of June 30, 2026.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Leased merchandise portfolio metrics:
Provision rate (1)	28.5%	29.6%	29.8%	29.4%
Average monthly net charge-off rate (2)	6.4%	6.2%	6.5%	6.2%
Delinquency rate (3)	25.6%	23.2%	25.6%	23.2%

Finance receivables portfolio metrics:
Provision rate (1)	29.0%	27.9%	29.2%	26.8%
Average monthly net charge-off rate (2)	4.4%	4.6%	4.7%	4.4%
Delinquency rate (3)	22.3%	20.6%	22.3%	20.6%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of June 30, 2026, the Company operated 3,343 pawn store locations composed of 1,212 stores in 29 U.S. states and the District of Columbia, 1,729 stores in 32 states in Mexico, 77 stores in Guatemala, 18 stores in El Salvador, 12 stores in Colombia and 295 stores in the U.K.

The following tables detail pawn store count activity:

	Three Months Ended June 30, 2026
	U.S.	LatAm	U.K.	Total
Total locations, beginning of period	1,207	1,838	289	3,334
New locations opened	1	6	6	13
Locations acquired	7	—	—	7
Consolidation of existing pawn locations (1)	(3)	(8)	—	(11)
Total locations, end of period	1,212	1,836	295	3,343

	Six Months Ended June 30, 2026
	U.S.	LatAm	U.K.	Total
Total locations, beginning of period	1,207	1,837	286	3,330
New locations opened	1	10	9	20
Locations acquired	8	—	—	8
Consolidation of existing pawn locations (1)	(4)	(11)	—	(15)
Total locations, end of period	1,212	1,836	295	3,343

(1)Store consolidations, which include certain acquired locations that have been combined with overlapping stores, represent closings for which the Company expects to maintain a significant portion of the customer base in the consolidated location.

Retail POS Payment Solutions

As of June 30, 2026, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 16,700 active retail merchant partner locations. This compares to the active door count of approximately 15,300 locations at June 30, 2025.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

The Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, amortization of acquired intangible assets, the CFPB litigation settlement and certain other income and expenses. The Company does not consider these items to be related to the organic operations of the Company’s businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the Company. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs, costs related to the consolidation of technology systems and corporate facilities and other integration costs, among others.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2026	2025	2026	2025	2026	2025
	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$93,467	$59,805	$201,169	$143,396	$388,148	$291,770
Adjustments, net of tax:
Merger and acquisition expenses	4,771	2,134	5,417	2,488	15,200	2,690
Amortization of acquired intangible assets	11,554	9,258	23,108	18,516	45,647	37,660
CFPB litigation settlement	—	9,390	—	9,390	—	9,390
Other expense (income), net	322	(967)	(532)	(1,391)	(2,090)	1,482
Adjusted net income	$110,114	$79,620	$229,162	$172,399	$446,905	$342,992

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	Per Share	Per Share	Per Share	Per Share
Diluted earnings per share, as reported	$2.12	$1.34	$4.56	$3.21
Adjustments, net of tax:
Merger and acquisition expenses	0.11	0.05	0.12	0.06
Amortization of acquired intangible assets	0.26	0.21	0.52	0.41
CFPB litigation settlement	—	0.21	—	0.21
Other expense (income), net	0.01	(0.02)	(0.01)	(0.03)
Adjusted diluted earnings per share	$2.50	$1.79	$5.19	$3.86

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2026	2025	2026	2025	2026	2025
Net income	$93,467	$59,805	$201,169	$143,396	$388,148	$291,770
Income taxes	33,535	21,274	70,961	48,900	139,249	95,239
Depreciation and amortization	32,440	25,864	63,956	51,366	124,396	103,733
Interest expense	35,702	26,337	70,230	53,808	137,715	108,429
Interest income	(417)	(527)	(644)	(1,756)	(1,823)	(2,687)
EBITDA	194,727	132,753	405,672	295,714	787,685	596,484
Adjustments:
Merger and acquisition expenses	6,358	2,777	7,223	3,239	18,353	3,506
CFPB litigation settlement	—	11,000	—	11,000	—	11,000
Other expense (income), net	346	(1,401)	(833)	(1,944)	(3,596)	1,982
Adjusted EBITDA	$201,431	$145,129	$412,062	$308,009	$802,442	$612,972

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2026	2025	2026	2025	2026	2025
Cash flow from operating activities	$176,777	$116,854	$330,405	$243,494	$672,853	$554,733
Cash flow from certain investing activities:
Pawn loans made	(667,577)	(471,331)	(1,329,288)	(893,706)	(2,529,810)	(1,770,554)
Pawn loans repaid	372,464	257,218	776,118	531,098	1,442,058	1,026,859
Recovery of pawn loan principal through sale of forfeited collateral	193,646	164,081	405,124	332,016	832,441	661,991
Investments in finance receivables	(93,742)	(122,639)	(196,310)	(237,132)	(399,754)	(554,419)
Proceeds from finance receivables	94,206	87,228	181,848	181,155	342,965	396,691
Purchases of furniture, fixtures, equipment and improvements	(17,748)	(12,952)	(37,864)	(25,866)	(66,904)	(51,447)
Free cash flow	58,026	18,459	130,033	131,059	293,849	263,854
Merger and acquisition expenses paid, net of tax benefit	4,771	2,134	5,417	2,488	15,200	2,690
Adjusted free cash flow	$62,797	$20,593	$135,450	$133,547	$309,049	$266,544

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
June 30, 2026
Adjusted net income (1)	$446,905

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,247,290
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	20%

Average total assets (average of five most recent quarter-end balances)	$5,168,845
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	9%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America and the U.K., which are transacted in local currencies in Mexico, Guatemala, Colombia and the U.K. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America and the U.K., consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Latin America Pawn Segment Constant Currency Results

The following table presents operating results for the Latin America pawn segment using the exchange rate from the prior-year comparable periods (in thousands):

	Three Months Ended June 30, 2026			Six Months Ended June 30, 2026
		Currency	Constant		Currency	Constant
	U.S.	Exchange	Currency	U.S.	Exchange	Currency
	Dollar	Rate	Basis	Dollar	Rate	Basis
	Basis	Fluctuations	(Non-GAAP)	Basis	Fluctuations	(Non-GAAP)
Revenue:
Retail merchandise sales	$174,316	$(18,115)	$156,201	$334,157	$(39,642)	$294,515
Pawn loan fees	79,572	(8,291)	71,281	156,218	(18,579)	137,639
Wholesale scrap jewelry sales	38,154	—	38,154	58,786	—	58,786
Total revenue	292,042	(26,406)	265,636	549,161	(58,221)	490,940

Cost of revenue:
Cost of retail merchandise sold	113,763	(11,771)	101,992	217,829	(25,722)	192,107
Cost of wholesale scrap jewelry sold	32,947	(3,515)	29,432	49,807	(6,058)	43,749
Total cost of revenue	146,710	(15,286)	131,424	267,636	(31,780)	235,856

Net revenue	145,332	(11,120)	134,212	281,525	(26,441)	255,084

Segment expenses:
Operating expenses	82,181	(8,312)	73,869	162,908	(18,814)	144,094
Depreciation	5,002	(495)	4,507	9,587	(1,079)	8,508
Total segment expenses	87,183	(8,807)	78,376	172,495	(19,893)	152,602

Segment pre-tax operating income	$58,149	$(2,313)	$55,836	$109,030	$(6,548)	$102,482

The following table presents earning assets for the Latin America pawn segment using the exchange rate from the prior-year comparable period (in thousands):

	As of June 30, 2026
		Currency	Constant
	U.S.	Exchange	Currency
	Dollar	Rate	Basis
	Basis	Fluctuations	(Non-GAAP)
Earning assets:
Pawn loans	$198,347	$(14,261)	$184,086
Inventories	161,013	(11,601)	149,412
	$359,360	$(25,862)	$333,498

Exchange Rates for the Mexican Peso, Guatemalan Quetzal, Colombian Peso and British Pound Sterling

	June 30,		Favorable /
	2026	2025	(Unfavorable)
U.S. dollar / Mexican peso exchange rate:
End-of-period	17.5	18.9	7%
Three months ended	17.4	19.5	11%
Six months ended	17.5	20.0	13%

U.S. dollar / Guatemalan quetzal exchange rate:
End-of-period	7.6	7.7	1%
Three months ended	7.6	7.7	1%
Six months ended	7.6	7.7	1%

U.S. dollar / Colombian peso exchange rate:
End-of-period	3,444	4,070	15%
Three months ended	3,611	4,199	14%
Six months ended	3,655	4,195	13%

British pound sterling / U.S. dollar exchange rate:
End-of-period	1.33	1.37	(3)%
Three months ended	1.34	1.34	—%
Six months ended	1.35	1.30	4%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com